Exhibit 99.2

Charlotte Russe Holding, Inc.

Consolidated Statements of Income

(amounts in 000's, except per share data)

(unaudited)

	F I S C A L 2 0 0 4					F I S C A L 2 0 0 5					F I S C A L 2 0 0 6
	1st Quarter (12/03)	2nd Quarter (3/04)	3rd Quarter (6/04)	4th Quarter (9/04)	FISCAL YEAR	1st Quarter (12/04)	2nd Quarter (3/05)	3rd Quarter (6/05)	4th Quarter (9/05)	FISCAL YEAR	1st Quarter (12/05)	2nd Quarter (3/06)	3rd Quarter (6/06)	4th Quarter (9/06)	FISCAL YEAR
Net sales	$123,161	$97,341	$110,268	$118,265	$449,035	$128,408	$107,038	$121,099	$154,714	$511,259	$178,495	$153,709	$160,746	$188,554	$681,504
Cost of goods sold	(89,667)	(75,123)	(78,002)	(84,465)	(327,257)	(94,378)	(81,373)	(89,857)	(111,625)	(377,233)	(129,505)	(114,149)	(114,710)	(133,300)	(491,664)

Gross Profit	33,494	22,218	32,266	33,800	121,778	34,030	25,665	31,242	43,089	134,026	48,990	39,560	46,036	55,254	189,840
Selling, general & administrative expenses	(23,980)	(20,902)	(23,013)	(25,618)	(93,513)	(26,545)	(24,555)	(25,767)	(30,789)	(107,656)	(33,576)	(30,983)	(30,885)	(35,359)	(130,803)

Operating Income	9,514	1,316	9,253	8,182	28,265	7,485	1,110	5,475	12,300	26,370	15,414	8,577	15,151	19,895	59,037
Interest income, net	37	81	81	104	303	123	226	218	301	868	353	594	699	1,212	2,858
Other charges	(75)	(74)	(64)	(62)	(275)	(63)	(63)	(73)	(62)	(261)	(63)	(66)	(63)	(77)	(269)

Income from continuing operations before	9,476	1,323	9,270	8,224	28,293	7,545	1,273	5,620	12,539	26,977	15,704	9,105	15,787	21,030	61,626
income taxes
Income tax expense	(3,696)	(516)	(3,615)	(3,207)	(11,034)	(2,943)	(496)	(1,976)	(4,755)	(10,170)	(6,234)	(3,615)	(6,268)	(8,348)	(24,465)

Net income from continuing operations	5,780	807	5,655	5,017	17,259	4,602	777	3,644	7,784	16,807	9,470	5,490	9,519	12,682	37,161
Discontinued Operations:
Profit(loss) from operations, net of tax	700	(731)	(231)	(1,913)	(2,175)	(2,440)	(1,539)	(330)	(1,697)	(6,006)	(2,411)	(3,975)	(3,641)	(1,376)	(11,403)
Impairment charges, net of tax	0	0	0	0	0	0	0	0	0	0	0	(13,568)	0	0	(13,568)
Gain on disposition, net of tax	0	0	0	0	0	0	0	0	0	0	0	0	0	12,948	12,948

Net Income	$6,480	$76	$5,424	$3,104	$15,084	$2,162	($762)	$3,314	$6,087	$10,801	$7,059	($12,053)	$5,878	$24,254	25,138

Earnings per diluted share	$0.27	$0.00	$0.23	$0.13	$0.63	$0.09	($0.03)	$0.14	$0.25	$0.45	$0.29	($0.49)	$0.24	$0.97	$1.01

Shares Used in Calculation (000's)	23,753	23,900	24,082	24,180	23,993	24,013	23,986	24,053	24,197	24,062	24,468	24,630	24,788	25,102	24,789

E.P.S. Breakdown:
Continuing Operations	$0.24	$0.03	$0.23	$0.21	$0.72	$0.19	$0.03	$0.15	$0.32	$0.70	$0.39	$0.22	$0.38	$0.51	$1.50

Discontinued Operations	$0.03	($0.03)	($0.00)	($0.08)	($0.09)	($0.10)	($0.06)	($0.01)	($0.07)	($0.25)	($0.10)	($0.71)	($0.14)	$0.46	($0.49)

NOTE: As discussed in the press release issued by the Company on November 9, 2006, all previously reported periods have been reclassified to reflect all Rampage stores as discontinued operations as these store operations met the criteria for classification as discontinued operations as of the end of the fourth quarter of fiscal 2006.

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